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                                                                      EXHIBIT 11

                               DT INDUSTRIES, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER-SHARE AMOUNTS)

                                                 Three months ended
                                           September 24,     September 26,
                                               2000              1999
                                          --------------     ------------
Net loss                                    $ (3,124)          $ (2,137)
                                            ========           ========
Basic:
   Basic weighted average shares
      outstanding                             10,107             10,107
                                            ========           ========
   Basic net loss per share                 $  (0.31)          $  (0.21)
                                            ========           ========
Diluted:
   Diluted weighted average shares
      outstanding                             10,107             10,107
                                            ========           ========
   Diluted net loss per share               $  (0.31)          $  (0.21)
                                            ========           ========


NOTE: For the three months ended September 24, 2000 and September 26, 1999, the convertible preferred securities were antidilutive and have been excluded from the computation of diluted earnings per share.